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                                                                    EXHIBIT 10.4



                                 March 25, 1998



John R. Messinger
President of Imaging Services Division
Lason, Inc.
1305 Stephenson Highway
Troy, Michigan  48083

    RE: Amendment to Employment Agreement

Dear Mr. Messinger:

    The purpose of this letter is to memorialize our modification of that certain Employment Agreement (the "Employment Agreement") between Image Conversion Systems, Inc. ("Corporation") and you ("Employee") dated July 29, 1997 with respect to the additional consideration to be paid to you for your shares of Common Stock in the Corporation pursuant to that certain Agreement of Purchase and Sale of Stock dated July 17, 1997 (the "Stock Purchase Agreement") referenced in Paragraph 2B(ii) of the Employment Agreement. As you know, subsequent to the date of the Employment Agreement, the Corporation was merged into Lason Services, Inc. ("LSI") effective on December 31, 1997. Accordingly, LSI is the successor to the Corporation under the Employment Agreement.

    For valuable consideration in connection with the sale of your shares of the Corporation pursuant to the Stock Purchase Agreement, the receipt of which is hereby acknowledged, we each hereby agree that the last three paragraphs of Paragraph 4 of the Employment Agreement are hereby modified by deleting therefrom any and all references to Paragraph 2B(ii) and by adding the following new final paragraph to Paragraph 4:

                  In the event that Employee is terminated for Cause by the Corporation as set forth above, then, and in that event, (i) as pertains to Employee's base pay, Employee shall be entitled to receive his base pay only through the end of the week of termination, and (ii) as pertains to Employee's Bonus described in Paragraph 2B(ii), Corporation shall be entitled to set-off against the Bonus described in Paragraph 2B(ii) the amount of any and all losses, expenses, costs, obligations, liabilities and damages, including interest, penalties and reasonable attorneys' fees and expenses to the Corporation and its affiliates arising from or relating to the actions of Employee which resulted in Employee's termination by the Corporation for Cause.

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John R. Messinger
March 25, 1998
Page 2

                  Notwithstanding the foregoing, in the event that Employee's termination for Cause is occasioned by his death or Disability as defined in E above or in the event that Employee is terminated by Corporation without Cause or Employee quits his employment with or without Good Reason, Employee (or his heirs or devisees, as applicable), shall be paid the Bonus described in Paragraph 2B(ii) if earned pursuant to the terms and conditions of Paragraph 2B(ii).

    To clarify, as a result of this change and as additional consideration for the purchase of Employee's shares in the Corporation pursuant to the Stock Purchase Agreement, Employee is entitled to the Bonus described in Paragraph 2B(ii) (if earned pursuant to the terms and conditions of Paragraph 2B(ii)), whether or not his employment is terminated, but if Employee is terminated by the Corporation for Cause (other than death or disability), Corporation may offset against such Bonus, the damages to the Corporation caused by Employee's actions which resulted in the termination by the Corporation for Cause.

    Except for this change, the Employment Agreement remains in full force and effect. If the terms of this modification are acceptable, please so indicate in the space provided below and this change shall be binding on LSI and Employee.

                                    Very truly yours,

                                    LASON SERVICES, INC.


                                    By: /s/ Gary L. Monroe
                                       ---------------------------------------
                                                Gary L. Monroe
                                    Its: President and Chief Executive Officer

Accepted and Agreed to this
25th day of March, 1998

/s/ John R. Messinger
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John R. Messinger